Exhibit 10.2

STOCK OPTION AGREEMENT

NABORS INDUSTRIES LTD.

This Stock Option Agreement, effective as of ____________ between NABORS INDUSTRIES LTD. (“Company”) and ___________ (“Optionee”),

WHEREAS, Optionee is now a Non-Employee Director of the Company, and

WHEREAS, the purpose of the Nabors Industries Ltd. 1999 Stock Option Plan for Non-Employee Directors (the “Plan”) is to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract and retain the services of experienced and knowledgeable directors and by encouraging such directors to acquire increased proprietary interest in the Company and

WHEREAS, the achievement of these goals will be assisted by the grant of an option to purchase shares of the Company’s Common Shares, $.001 par value (the “Stock”),

NOW THEREFORE, the parties mutually agree as follows:

1.         Grant of Option.  Effective _______________, the Company grants to Optionee the option to purchase ________ shares of Stock (“Optioned Stock”), subject to the terms and conditions set forth herein and in the Plan.  A copy of the Plan is attached hereto and is made part of the 1999 Stock Option Agreement for Non-Employee Directors.

2.         Option Price.  The price at which each share of Optioned Stock may be purchased shall be $______ per share of Optioned Stock.

3.         Vesting of Options.  The options shall vest immediately.

4.         Optionee Acknowledgment.  The Optionee agrees to be bound by the terms of the Option Agreement and the Plan.

IN WITNESS WHEREOF, the Optionee has duly executed this Agreement as of the day and year first written above.

Optionee

By:
Optionee

IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by its duly authorized officer as of the day and year first above written.

COMPANY:	NABORS INDUSTRIES LTD.

By: